Exhibit 99.1

PFSWEB

Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

PFSWEB

Moderator: Garth Russell

August 13, 2013

11:00 a.m. ET

Operator:	Good morning. My name is (Brandy) and I will be your conference operator today. At this time, I would like to welcome everyone to the PFSweb Second Quarter 2013 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. To withdraw your question, press the pound key. Thank you.

I would now like to turn the call over to Mr. Garth Russell of KCSA Strategic Communications. Sir, you may begin.

Garth Russell:	Thank you. Before turning the call over to management, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements.

The words, “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “guidance,” “confidence,” “target,” “project,” and other similar expressions typically are used to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results, which include, but are not limited to the risk factors and other qualifications

PFSWEB

Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

contained in PFSweb’s inner report, Form 10K, quarterly reports on Form 10Q and other reports filed by PFSweb with the Securities and Exchange Commission, to which your attention is directed.

Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.

During this call, we may also present certain non-GAAP financial measures such as EBITDA, adjusted EBITDA, non-GAAP net income, service fee, equivalent revenue, merchandise sales and certain ratios that use these measures.

In our press release with the financial tables issued earlier today, which is located on our website at PFSweb.com, you can find our definition of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant.

These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures.

With nothing further at this time, it’s now my pleasure to turn the floor over to Mike Willoughby, CEO of PFSweb. Mike, the floor is yours.

Mike Willoughby:	Thanks, Garth, and thank you, everyone, for joining us on today’s call. I am here with our Chief Financial Officer, Tom Madden, who will be discussing our financial performance for the quarter.

But before turning the call over to Tom, I wanted to first provide an update on the key operational highlights during the second quarter. Overall, as you see from our earnings release this morning, we’re very pleased with the results this quarter and the progress that we made in positioning our business to achieve sustainable and profitable growth.

PFSWEB

Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

Going into 2013, we knew this was going to be a transition year as we restructured our operations and felt the impact from the loss of certain client programs, but despite the headwinds, our performance for the June 2013 quarter was stronger than we anticipated, driven by higher than expected service fee revenue activity, including client project work.

In addition, we continue to make progress implementing initiatives to drive operational efficiencies and further reduce costs. As we have stated previously, we expect our results will trough in the third quarter of this year as the remaining client transition activity will be completed in the early part of the third quarter.

We then expect to see a sequential improvement in our fourth quarter results as we realize increased benefits from new and expanded client relationships, as well as, the seasonal client volumes during the holiday selling season.

Our focus on controlling costs continues. So far this year, we have implemented reductions in professional headcount; a change in executive compensation that lowered base salaries and better aligned management incentives with the performance of our business and with our shareholders; and a realignment of our organizational structure that better fits our current business model. We are confident that the changes we’ve implemented and that we continue to evaluate will drive operational efficiencies and increase the economies to scale in our services business.

Many of you are probably interested in how the transcosmos relationship is going and we are very excited with how this relationship is unfolding.

For those of you new to the PFSweb story, in May of this year, PFSweb and transcosmos entered into a strategic relationship, which also included an equity investment by transcosmos into PFSweb of $14.7 million, for just under 20 percent of the company.

Transcosmos is a public company based in Tokyo that manages call centers and provides I.T. data management and digital marketing services for a large portfolio of leading global brands. Transcosmos has an extensive footprint for its operations primarily in Asia, but also has facilities across the globe.

PFSWEB

Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

In July, our executive team traveled to China and Japan to make a series of well-attended presentations with the transcosmos team to executives on how to expand their eCommerce presence in the United States, Canada and Western Europe from their base in Asia.

The transcosmos team put on a full-court press to promote the seminars, issuing advertisements in national newspapers. The level of effort transcosmos put into making our trip a success is indicative of their commitment to making this relationship succeed.

Transcosmos has made it clear both in words and actions that it believes in PFSweb’s value proposition, and that it will allocate the necessary resources to help us grow our business and we’re already beginning to see new business opportunities arising from the strategic relationship.

We continue to believe that taking a two-pronged approach is the best way to maximize the transcosmos relationship.

The first prong, or what we call, Project Pacific, involves working with our current clients and our perspective clients to leverage our technology and transcosmos’ infrastructure in China and Japan to expand our client’s eCommerce presence in Asia.

We believe there will also be Project Pacific opportunities to help transcosmos current clients already operating existing eCommerce programs in Asia to upgrade their programs using our best in class technologies and services.

The second prong, or what we call, Project Atlantic, involves helping transcosmos current and perspective clients expand their eCommerce presence to the U.S. and Europe using our existing services and infrastructure.

We are very excited at the prospect of growing our business in the U.S. and Europe through transcosmos’ client relationships, especially in the short-term as we leverage our existing mature solutions to support these Asian brands. However, we believe the best opportunities for growth are in China where the eCommerce industry is expected to undergo significant expansion over the next several years.

PFSWEB

Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

The McKenzie Global Institute estimates online sales in China could reach $650 billion by 2020 compared to the $120 billion in 2011. Part of what will drive that growth is access to broadband. Only 30 percent of Chinese households currently have high-speed internet.

The growth in broadband adoption and the accompanying expansion of eCommerce in China will benefit both U.S. clients seeking to expand into China as well as Chinese brands that want to reach a wider audience in the country.

In addition, we also see tremendous opportunities to work with emerging Chinese brands that are looking to expand their presence outside of China. To take advantage of the opportunity in China, we are working on optimizing our end-to-end solution to meet the needs of the brands operating in that market.

The solution will offer a robust set of standard features and functionality, along with several templates to be used to create the look and feel of a Chinese site. This quick-start solution will allow for the same level of customization and scale after the site is deployed, but the standardized starting point will allow us to on-board more clients, increasing our deal volume and margins.

We believe this quick-start approach also has application in our U.S. and European markets, particularly with some of the smaller initial opportunities from the transcosmos pipeline. We will look to provide more details as we begin to roll out this program using this solution.

This is the time of year when we engage with our clients to begin to finalize holiday forecasts and wrap up pre-holiday plans including wrapping up any infrastructure upgrades and certification testing that we’re doing in preparation for the holidays. We are looking forward to building on the very strong performance from holiday 2012 as we prepare for the unpredictable rollercoaster ride that is our client’s holiday selling season.

PFSWEB

Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

Based on our experience from the past several years, we fully expect many of our clients to produce conservative forecasts and then proceed to blow these forecasts away with successful promotional events.

We have engineered our technology platform to scale using capacity on-demand features so we can help our clients capitalize on the demand even when they exceed their forecast. This year, we have also added several significant new client relationships that will be ramping up for the holidays for the first time. This adds to the interesting holiday dynamic, but we look forward to showing our clients what we can do this holiday.

We expect to have a detailed update and a holiday outlook on our November conference call. In addition to our holiday preparations, we’re also completing several significant updates to our operation in support of new client programs coming online this quarter.

First, we have expanded our food grade climate-controlled facility doubling the size of the facility to now over a hundred thousand square feet. This facility supports our Starbucks and L’Oreal client relationships and the facility expansion will support organic growth in these programs and two new L’Oreal brands we are currently on-boarding.

This facility expansion will be commissioned next week and will begin immediately supporting production operation. We are also working with the leading Fortune 500 apparel and home fashion retailer we announced on the last conference call to launch a large, dedicated distribution facility that we will manage for them as part of our master agreement with them.

This project also includes very custom order management system and warehouse management system functionality; program-specific payment processing and fraud management tools in a highly custom fulfillment configuration to suit the unique requirements of this client. This project is one of our most complex and ambitious efforts to-date and I believe the intensity and scope of the project is an indicator of the significant future potential of this new deal.

PFSWEB

Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

Finally, with regard to operations, we are upgrading our marketplace facility to reconfigure the large material handling system in the building.

This new configuration will provide significant improvements in operational efficiency or the client programs in the facility including our longstanding Lego relationship. We are completing a similar reconfiguration in one of our facilities in Liege, Belgium, which will remove the obsolete and inflexible pick-to-light system that was originally configured for office supplies.

This change should also yield significant improvements in operational efficiency and will result in a large increase in useable floor space in the building. Both of these facility improvement projects will be completed during the September quarter in time to help us further ensure we’re at the top of our operational game for the upcoming holidays.

Now, turning to the new business update. Since our last call, there are several new client programs that we have just launched or in — or in the process of implementing and we’re very excited about many of these new solutions in the revenue that they can potentially generate.

With planned launches in August and September, we’ll be adding two new brand programs to our current portfolio of six L’Oreal brands bringing the total number of supported L’Oreal brands to eight.

Services provided to these two new brands include eCommerce development assistance, order management, store front merchandising, fraud management, order fulfillment and customer care operations.

Both of these new programs will be active and live by the end of September. We are excited to see the continual expansion of this enterprise agreement as L’Oreal continues to leverage our eCommerce solutions built specifically for multi-brand enterprises.

We expect to announce the names of these two brands very soon. Over the past couple of years on these calls, I’ve consistently stressed the importance of our current clients in generating new business opportunities for us.

PFSWEB

Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

This expansion of our L’Oreal relationship highlights the success we’ve had in leveraging existing client relationships to drive growth. Typically, our sales cycle is significantly shorter and our on-boarding time reduced compared to the effort to close and on-board a new client.

As a result, the return on investment or organic growth opportunities is significantly higher. I believe current client contribution is a very important indicator of the health of our pipeline and I’m happy to note that an increased number of the new business deals signed and implemented this year will come from current clients.

On our last call, we announced the launch of a major footwear manufacturer’s first U.S. direct-to-consumer eCommerce solution in April. For this solution, we are providing order management payment processing, fraud management, customer care and order fulfillment services.

We’re now working to expand this program into Europe with the same services and foresee a go-live before this holiday season. As with many of our clients, we are delighted to help this prominent and global brand expand their eCommerce presence into new geographies and we look forward to providing the infrastructure and services that allow them to grow.

Also, since our last conference call, we signed and launched one new U.S. business-to-business program under a master agreement with a large unnamed CPG company. This new B2B program is for a well-known health and beauty brand, for which we already provided direct-to-consumer solution.

For this program, we provide B2B order management; payment processing and terms account management, trading partner relationships management, inventory management and fulfillment and transportation management in support of a large segment of this brand’s retail clients.

B2B engagements still account for a portion of our client activities and we believe this new B2B engagement is an excellent example of how we can leverage our technical capabilities and service offering to expand an existing client relationship and add significant value to an existing client relationship outside our traditional direct-to-consumer eCommerce offering.

PFSWEB

Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

Lastly, from an existing client perspective, we mentioned on our last call a comprehensive omni-channel commerce solution for an existing apparel brand client. This expanded solution will leverage the full range of our iCommerce technology ecosystem including our iCommerce product content management powered by Riversand, an endless aisle application, the Shopatron Distributed Order Management platform, and our iCommerce Agent application.

This expanded solution is scheduled to go-live this quarter and it will empower this multi-channel brand to further delight it’s customers by providing a consistent, high-quality brand experience across all channels.

With regard to new business updates, on our last call, we announced the signing of a master services agreement with a leading Fortune 500 apparel and home fashion retailer. We’re pleased to announce this very large implementation project is on-schedule and the first iconic brand program under this agreement is in beta testing with a soft launch to a friends and family audience scheduled for September and an expected national launch in October.

As a reminder, we will be providing order management, payment processing, fraud management, customer care and order fulfillment for this brand. We will perform the order fulfillment services from the large dedicated distribution facility I mentioned earlier in the call.

We’re very excited about this enormous potential of this new client relationship and we expect to be able to share the names of this relationship at some point after the national launch.

We’ve also been building and implementing a U.S. end-to-end program for a premium European-based luggage brand.

This will be their first direct-to-consumer eCommerce solution and we’re proud to be their chosen global end-to-end eCommerce provider. We’ll be launching the U.S. program in Q4 of this year and will deliver the European end-to-end program sometime in early to mid 2014.

PFSWEB

Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

The last few months have also been busy with business development activity around our transcosmos relationship. As previously mentioned, we have received tremendous interest from Asian brands as a result of the seminars we conducted in Japan and China last month.

We’re excited to work with these Asian brands and explore opportunities to launch eCommerce programs for them in the U.S. and in Europe. Although it is still early in our joint business development process with transcosmos, we are very excited that several companies have already reached out to us to express their interest in our eCommerce solutions and we have recently delivered our first proposal to a very successful Japanese luxury brand, operating an eCommerce initiative in Japan today.

We are also in contact with several of our existing and prospective clients to discuss supporting their eCommerce plans in China and Japan. We are already working to localize and deploy our end-to-end eCommerce technology platform to be ready to support client program launches in China and Japan. We anticipate that we could launch our first client programs in China early to mid 2014, followed then by launches in Japan.

Including the benefit of several of these new opportunities from our transcosmos relationship, our new business pipeline continues to grow and currently sits at a little more than $55 million in average annual contract value, based on client projections.

In addition to the Asia-related activity, the growth in our new business pipeline can be attributed to a busy summertime of new leads and proposals. As our prospects begin to prepare for the order holiday surge in sales, we hope to wrap up several of these new deals and begin mapping out our 2014 implementation schedule.

We now have a net total of 78 total client programs live around the world, which is down slightly as compared to the prior quarter due to the previously announced client transitions. Twenty-eight of those 78 are end-to-end programs.

PFSWEB

Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

We currently have 10 programs in implementation and scheduled to go live periodically over the next 6 to 9 months.

As I conclude my prepared remarks, I would like to re-emphasize our primary objective to enhance shareholder value. I’m excited about the ongoing efforts we are making to streamline the business, open up new channels of opportunity through our geographic expansion and the evolution of our service offering, and the recovery of our client relationships to the point that we are now referenceable with each of our current clients.

To make sure Wall Street knows about the developments in our business, we have been aggressive in our investor relations efforts. Over the past several months, Tom and I have conducted a series of investor road shows in New York, the West Coast and Dallas, as well as conducting a number of investor conference calls.

PFSweb has also received greater visibility through expanded research coverage. We have enjoyed the opportunity to share the PFSweb story with existing investors, prospective investors new to our story, and other interested parties.

We expect to continue this commitment to greater transparency and engagement as we return to New York and travel to additional cities and venues throughout the rest of the year.

Now, I’d like to turn the call over to Tom for a detailed review of our second quarter 2013 financial results. Tom?

Tom Madden:	Thank you, Mike, and good morning, everyone. I want to spend some time going through the June quarter results reported earlier today, as well as our outlook for the remainder of calendar year 2013.

On an overall basis, while we’re pleased with the results for the second quarter, we continue to expect calendar year 2013 to be a transition year for us as we wind down certain previously announced client programs as well as incur several restructuring and other related costs related to our initiatives to streamline and improve our operations.

PFSWEB

Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

Our total consolidated revenue for PFSweb in the quarter ended June 30, 2013, decreased to $58.2 million compared to $67.1 million reported in the second quarter of last year. This decrease was primarily related to the anticipated drop in our product revenue segment activity, as well as a drop in our service fee business related to previously disclosed client transitions. Our product revenue activity is expected to continue to decline due to restructuring activity by our largest client in this business.

As in the past, we provide key metrics in our business that we refer to as service fee equivalent revenue.

This metric is calculated by taking our service fee revenues, which is the primary business activity we perform, and adding the gross margin on our product revenue business so that both businesses can be measured on a similar service fee basis.

During our second quarter, our service fee equivalent revenue declined 8 percent to $28 million as compared to $30.5 million over the same period last year. While several new and expanded client programs, as well as project activity, generated increased revenue for us on a year over year basis, the reduction in revenue related to client transition activity more than offset these increases.

Our consolidated gross profit for the June 2013 quarter increased to $10.2 million or 20.6 percent of net revenues, excluding pass-thru revenues, as compared to $9.8 million or 17 percent of net revenues, excluding pass-thru revenues, for the same period in the prior year.

This improvement in gross margin percentage was both due to business mix as we experienced a higher percentage of our net revenues from the higher gross margin service fee business segment, and also due to improvement in the overall gross margin for that service fee business.

Our gross profit percentage for the services business grew to approximately 32 percent during the June 2013 quarter as compared to approximately 27 percent in the prior year. A portion of this increase is related to improved

PFSWEB

Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

operating efficiencies including the positive impact from our restructuring efforts as well as an increasing percentage of our service fee revenue being generated from higher margin, professional services and technology activities.

In addition, the service fee gross margin in the second quarter of 2013 included the benefit of higher margin project activity and an incremental benefit of approximately 0.4 million due to certain client transition-related agreements.

We continue to target an overall gross profit percentage of 25 to 30 percent on existing and new service fee contracts and expect to perform within this range for the remainder of the year. We are focused on continuing to increase the level of higher margin service fee activity, including our professional services model and technology-related services, to help offset what can often be lower gross margin activity in certain more commodity-like service areas of our business.

Our gross margin percentage for the product revenue business decreased to 6.6 percent during the quarter from 7.3 percent during the same period last year primarily as a result of a shift in product mix and reduced benefit from incremental gross margin earned on product sales resulting from certain product price increases and the impact of certain incremental inventory cost reductions.

Our SG&A for the second quarter of 2013 increased to $10.9 million as compared to $9.9 million in the same period of the prior year. Both quarters included approximately $0.3 million of incremental charges either related to restructuring and other charges in the current year or move-related expenses in the prior year.

Excluding the impact of the incremental charges in both periods, we had a year-over-year increase of approximately $1 million in SG&A primarily related to increased depreciation and amortization expense, facility-related costs and personnel-related expenses.

Looking ahead, while we continue to look for opportunities to reduce our SG&A cost levels, we do not currently anticipate that we will incur any additional restructuring charges during the remainder of the year and expect our SG&A levels going forward to be closer to $10 million per quarter.

PFSWEB

Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

With our various restructuring efforts and ongoing cost focus, we are confident that our organization has emerged leaner and stronger, yet still well-positioned to support our long-term growth initiatives.

Our adjusted EBITDA for the quarter was $2.5 million compared to $2.8 million for the same period last year. Our non-GAAP net loss, which excludes restructuring charges among other items, was approximately $0.4 million as compared to non-GAAP net income of $0.2 million during the same period last year.

During the quarter, we took advantage of the cash infusion we received from transcosmos to reduce our debt levels and strengthen our balance sheet. Our total cash and cash equivalent as of June 30, 2013, was approximately $22 million and our total debt was approximately $13 million.

As a result, our net cash-to-debt position as of June 30th stood at around $8 to $9 million positive compared to a negative cash-to-debt position of approximately $6 million as of the end of March.

Again, while we are pleased with our financial results for the second quarter of 2013, the full calendar year is still going to be a transition year for us. And as we look ahead, as Mike alluded to earlier, we do expect that we will experience reduced revenue and profit in the third quarter of 2013 as our remaining client transition activity will primarily be completed in the early part of the third quarter.

We then expect an improvement in our fourth quarter as we realize increased benefits from new and expanded client programs including potential new clients through our transcosmos relationship as well as seasonal client activity.

Again, while we recognize this as a transition year, we are very excited about the positive momentum in our business, including the new business opportunities we are beginning to see from our sales pipeline with new and existing clients.

PFSWEB

Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

Given the ramp-up time required to contract and implement new client solutions, we expect the benefit of these opportunities will primarily be reflected in our calendar year 2014 and forward results.

Based on all of this, including our stronger than anticipated performance for the June quarter, we now believe our service fee equivalent revenue will be toward the high end of our previously announced range of $110 to $115 million for the year, and we are increasing our adjusted EBITDA guidance to a range of $9 million to $10.5 million for the year.

Now, I’d like to turn the call back over to Mike for some closing remarks. Mike?

Mike Willoughby:	Thanks, Tom, and I’d like to thank everyone that attended the call today and I hope to be speaking with many of you over the next few days and weeks. I am fully committed to delivering the best possible returns for our shareholders in the highest levels of service and value for our world-class customers and this concludes our prepared remarks.

And so we will open the call up for questions. Operator?

Operator:	Thank you. As a reminder, you may ask an audio question by pressing star one on your telephone keypad. Your first question comes from the line of (Greg Sutton) of (Craig Halum).

(George Sutton):	It’s (George Sutton) and thanks, guys, and nice results.

Tom Madden:	Good morning, (George). Thank you.

Mike Willoughby:	Thanks, (George). Appreciate it.

(George Sutton):	So Mike, you mentioned that you’re starting to develop a forecast with customers for the holiday season and you mentioned that in many cases there are conservative forecasts that they may end up blowing away in some cases.

And then you’ve also got a number of other first-time programs coming on. As you’re giving us guidance for your business, how are you thinking of it in context of these forecasts you’re being given? Are you using those same conservative forecasts in your guidance?

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Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

Mike Willoughby:	Right. So, you know, the prepared comments indicated that based on our experience over the past couple of years, we’ve sort of been led to expect our clients will give us conservative forecasts because that’s what’s happened over the past couple of years.

And so our program management team takes those forecasts and they look at the trend and, you know, frequently we will be more optimistic than some of our clients with regard to the business in the fourth quarter as we’re trying to, you know, accurately as we can predict what might happen.

We certainly operationally prepare for, you know, anything to happen. In the last two years, we’ve seen our clients in the aggregate of anywhere from 30 to 40 percent over their forecast and, you know, we wouldn’t be surprised if we don’t see something similar this year.

So while we don’t necessarily take the most conservative view, you know, I would say we’re sort of aiming for a middle ground as we project into the fourth quarter. And then this exercise that we go through with the clients to really try to fine-tune those forecasts, which is something that happens in the September and October timeframe, is very, very important so that we can try to be on the same page with our clients.

And it really revolves around their promotional schedule and what they’re intending to do around these key events of Thanksgiving and Black Friday and Cyber Monday and Green Monday and all the different promotional, you know, events that are being created in this holiday season and specifically, what kind of things that they’re planning on doing to promote, you know, their product.

Getting on the same page with them, you know, is an important exercise and that helps us to, you know, when we come around in November, hopefully give a little bit better indicator for what we expect to happen in the holiday.

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Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

(George Sutton):	Got you. OK. That’s helpful. And relative to your current business pipeline, which I was happy to see you raised from $50 to $55 million, can you give us a sense of is there much, if any, transcosmos business in that or would that be incremental to that pipeline?

Mike Willoughby:	Yes, as we indicated, it’s really early. You know, we’ve been working with these guys really now for just a little over a month in a concerted effort to build, you know, some pipeline value and you would see most of the opportunity in what we would call the early stages of our pipeline, which doesn’t end up being reported in the number.

The pipeline number that we report is based on proposals that are outstanding, but not yet signed. And as you might recall, I mentioned that we have actually delivered one proposal already to a prospect from our transcosmos pipeline.

They would anticipate needing to launch before the holiday so we’ll know pretty quickly whether we’re going to win that or not because we have to get to work to launch that brand. It would be a start-up here in the U.S.; although, a very successful program in Japan.

I would say that this particular opportunity is kind of indicative of a lot of what we’ll see with the transcosmos opportunity where you have a successful, maybe even iconic brand in Asia, but is less well-known here, and so there’s going to have to be a lot of effort on our part and our client’s part to build brand equity in the U.S. and to have a successful launch.

That’s one of the reasons that we indicated that we’re tuning our solution to be appropriate for somebody who’s, you know, starting from scratch which would have a higher emphasis on IMS and professional services and a lot more standardized solution coming out of the box so we can lower the entry price to our client of the product and at the same time, raise our margin expectations for some of these, you know, start-up type brand opportunities.

(George Sutton):	I understand. And lastly, for me, now that you’ve got a better handle on the transcosmos opportunity, what does that give you in terms of potential opportunity as you look worldwide relative to what you had prior to this relationship?

PFSWEB

Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

Mike Willoughby:	So I think we’re very excited about the potential; although, I think it’s still a little too early to try to quantify what it actually means. As indicated in the comments, we sort of divide the opportunity up into two buckets. One is what we call, Project Atlantic, which is all this new potential coming out of transcosmos current client relationships and the context that they have in China and Japan and those brands, you know, realizing that to be successful as a large brand, you need to have a global perspective and therefore, they should really be serious about the U.S. and the European markets in addition to, you know, sort of their home markets.

You know, that’s the area that we’re focusing on initially because we think that’s where the low-hanging fruit is; based on us already having a very mature solution in the U.S. and Europe, and we’re very excited about that potential I think over the next four to six months that’ll start showing up in a meaningful way and our pipeline as we report.

The other is what we call, Project Pacific, which is over the long-term the opportunity I’m most excited about because it gives us an opportunity to go into the Chinese and Japanese markets particularly and then as transcosmos continues to be, you know, very aggressive about their own international expansion opens up the possibility down the road that we would be able to move our solution natively into the South American countries like Brazil or even into Russian-speaking Eastern European countries.

These are all sort of on the plate for transcosmos, and so as they make infrastructure investments in those countries, we can follow in with our end-to-end solution as kind of our operating plan at this point.

I think the potential to take our current clients and prospects that are already well-established and successful into these Asian markets is long-term the most exciting, you know, potential that we have.

And it would be our ambition to, as I said, leverage the investments transcosmos is making to be really the only truly global end-to-end provider operating on a single platform, you know, in our industry today, which is very exciting.

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Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

(George Sutton):	I assume its part of your now product roadmap that that product roadmap is part of your pitch as you’re going after domestic customer opportunities as well?

Mike Willoughby:	Absolutely. Not only with perspective clients that we’re talking to, you know, for the first time, but obviously we’re wrapping back around with all our current clients saying now that we have a solution that’s not just sort of on paper, but is actually being deployed, are you ready to get serious about taking advantage of this, you know, amazing opportunity in China, it’s time to get off the sideline and actually participate in what’s happening, you know, over there.

(George Sutton):	That’s great. Thanks, guys.

Mike Willoughby:	Thanks, (George).

Tom Madden:	Thanks, (George).

Operator:	Your next question comes from the line of (Mark Argento) of Lake Street Capital.

(Mark Argento):	Hi. Good afternoon or good morning, guys.

Tom Madden:	Hello, (Mark).

Mike Willoughby:	Hi, (Mark).

(Mark Argento):	Hi, guys. A couple of questions in regards to some of your customer accounts and programs. I think you mentioned 78 live programs. How many unique customers do you guys have in that 78?

Mike Willoughby:	Here. Let me turn to my little dashboard and kind of give you a little bit of color on that. So we talk about brand programs as being programs that are specific to supporting a brand whether it’s in a certain geography or across geographies and it could be part of the portfolio underneath a sort of enterprise master services agreement.

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Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

So the total number of companies that we are contracted with, these are enterprises, is 35; so 35 enterprise relationships. For those 35 companies, we service 67 brands and obviously some of those brands are in multiple geographies, which gets you to the 78 brand programs that we’re operating.

And then we also mentioned that we’re implementing 10 additional programs for a launch over the next six to nine months. So as those go live, you can expect to see those raise that brand count.

(Mark Argento):	OK. All right. That’s helpful. And then I think you mentioned 28 of the 78 programs are end-to-end programs; is that accurate?

Mike Willoughby:	That’s correct. So that would be programs where we are reselling the Demandware platform in addition to our core, you know, infrastructure-related services and marketing services, et cetera.

The key definition there is that we would be providing the Demandware platform to those clients that are categorized as end-to-end.

Tom Madden:	There are a number of additional clients that we have that use the Demandware platform, but have the direct relationship with Demandware — and we provide all the other services that we normally provide in our end-to-end solution.

Mike Willoughby:	Correct.

(Mark Argento):	Right. So you have some customers that you actually bring Demandware in and then provide the whole solution and some other client’s bring their own Demandware relationship and you execute?

What ballpark — you know, what’s the total number of Demandware-esque type customers, I guess, that you guys are interacting with? Is it double the number of 28 or...

Mike Willoughby:	No, it wouldn’t be that quite much.

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Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

Tom Madden:	It’s probably another 10 or 12.

Mike Willoughby:	That’s probably about right.

(Mark Argento):	And then do you work with other...

Tom Madden:	About half.

(Mark Argento):	OK. And then do you guys work and wrap or work with any of the other eCommerce platforms like Oracle’s platform or anybody else? How do you manage that relationship?

Mike Willoughby:	Yes, absolutely. So of the non-Demandware clients where we’re providing, you know, the rest of our services or, in some cases, you know, just selected services, there is typically another platform to void.

So you mentioned Oracle’s ATG platform, IBM WebSphere is another one, (Hybris) is another one. (Magento).

We have active integrations with all four of those platforms in addition to Demandware and in many of those relationships since we’re using the same application program interfaces to connect these other platforms to our OMS and the rest of our capabilities, even though we’re not necessarily, you know, providing access to the platform or working directly on the platform, we’re able to operate the program in a similar way to our end-to-end engagements. We’re able to tightly integrate these other platforms and, you know, create an end-to-end feeling engagement.

So I mentioned active engagements with ATG, WebSphere, (Hybris) and (Magento) live today in addition to obviously our core platform of Demandware.

(Mark Argento):	All right. That’s helpful peeling the onion a little bit there. Looking at segment gross margins, the gross margins in the services business are actually incredibly strong this quarter, over 32 percent, I believe, if I’m doing my math correctly.

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Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

You guys talked to that 25 to 30 percent range. Is there anything in the quarter that — was there some service revenue in the quarter or project revenue in the quarter that moved that up and maybe could walk us through a little bit of the outperformance this quarter.

Tom Madden:	OK, this is Tom. As I alluded to my comments, we did have some benefit this quarter from project activity. Often times our project activity comes at a higher gross margin because, you know, generally have some of the infrastructure already in place to support those additional initiatives and so our level of project activity was much higher this quarter.

And also we had some higher level of technology and professional services activity this quarter as well that operated at a higher gross margin, so both of those positively impacted us. On the project activity side, while we always have some project revenue each quarter, I don’t expect that level of activity to continue into Q3/Q4 as what we had in Q2.

And then the other thing, we did have a little bit of benefit of $0.4 million benefit in gross profit, kind of our transition agreement with one of our clients. So that also benefitted us in the quarter somewhat as well.

So, you know, as I look forward, I think it’s more appropriate for us to continue to guide using the 25 to 30 percent profit range for that service business.

(Mark Argento):	And what was the actual dollars in terms of project revenue for the quarter?

Tom Madden:	We don’t disclose that piece. It was, you know, (inaudible). So it was not an overly meaningful piece, but then, again, it comes at a nice stronger gross margin percentage and as a result, drives the overall gross margin percentage up.

Operator:	Again, to ask an audio question, please press star one on your telephone keypad.

Tom Madden:	Sorry, (Mark). We cut you off there. I think we were in mid-discussion there.

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Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

Operator:	There appear to be no other questions at this time. I would like to turn the floor back over to Mike Willoughby for any closing comments.

Mike Willoughby:	OK. Thank you, operator. And as I said, really appreciate your participation. Operator, it actually does look like maybe we have one. Can you just make sure?

Operator:	Yes, your next question is a follow-up from (Mark Argento) with Lake Street Capital.

Mike Willoughby:	Hey, (Mark). Sorry. It seems like we dropped you mid-conversation.

(Mark Argento):	Yes. No, I appreciate you letting me chime back in just quickly. So long story, short, some project revenue in the quarter, but you didn’t — you’re not going to break it out, which is — which is fine.

Last question I had for you was around gross merchandise volume. I know you guys don’t provide that as a metric, but I think it’s a good way to think about the — you know, talk to the activity level within your customer base.

Could you talk broadly, you know, what kind of gross merchandise volume are you seeing kind of increases year-over-year? Is it in the 20 percent range? Is it, you know, 30 percent?

Just trying to get a better feel given the fact that revenues, you know, you have some client attrition. We don’t really have a good same-store sales number. Maybe you could help me think about that.

Tom Madden:	OK. This is Tom. So just as a perspective, if we take a look back from a calendar year 2012 standpoint, our total gross merchandise value was about $1.7 billion worth of product that we moved on behalf of our clients.

So that’s — it’s going to be a combination of both our direct to consumer activity as well as business to business activity that we perform for certain clients.

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Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

It’s difficult at this time to really have a similar comparison because we have not yet gone through the holiday season and that’s where you get the biggest ramp and especially from our B to C business.

So we’ll continue to update that as we go forward. With our service fee revenue number being down somewhat this quarter as compared to last year, I would say that in total it would also be appropriate to assume that our gross merchandise value for this quarter has decreased as well, but again, as we look out to the future, we’re hopeful that new client activities, especially the ones in 2014, that we’ll see growth in that metric.

(Mark Argento):	Maybe I’ll ask a different way. If you excluded the loss of the customers and pretend like they weren’t in the mix last year at this time — excuse me — if you looked at just existing customers today, are you — you know, I’m trying to identify is there, you know, secular growth trends in eCommerce suggest 15 to 25 percent type growth just in — with existing kind of, you know — existing customers or existing business today.

I mean, are you guys seeing that type of growth in the — you know, on the — on a four-wall basis, on a client basis regardless of all the noise and the — you know, losing customers and all that?

Tom Madden:	Right. Yes, for existing clients, we definitely have seen an increase year-over-year especially in our direct to consumer piece. On our business to business side, we do see relatively stable performance year-over-year for those clients, but the direct to consumer piece or the existing client relationships, we’re definitely seeing an increase.

You know, we’ve got good strong growth activity occurring with clients like Starbucks, L’Oreal, et cetera, on a year-over-year basis. It’s definitely helping to offset some of the reductions from that other client transition activity that — so we definitely see organic growth that’s occurring within our existing clients that’s driving our service fee revenues with them as we go forward.

Mike Willoughby:	Hey, (Mark). Let’s see if we can come back with a little bit more of a granular answer next quarter. That’s a good point.

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Moderator: Garth Russell

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Confirmation # 20367798

(Mark Argento):	Yes. I just think given just, you know, the tougher compares just with the change in the constitution of your customer base that it would just be a helpful either metric or just directionally it would be helpful just to understand that, you know — because you talk to activity levels within the customer base so you get a little bit better feel for how, you know — how that’s progressing.

Mike Willoughby:	Yes, that’s a great point. Let’s do a better job next conference call.

(Mark Argento):	Great. Thanks, guys.

Mike Willoughby:	Thanks, (Mark). Appreciate it.

Operator:	Your next question comes from the line of (George Walsh) with Gilford Securities.

(George Walsh):	Mike, could you talk about as you go into these let’s just stick with Project Atlantic, as you call it, what are the, you know, ramp-up cost of this as you build this going forward or deployment of capital you’ll be needing to do this or will you be using existing capacity?

And is there anything special about that relative to the way you’re booking revenues to this versus, you know, other clients you’ve had?

Mike Willoughby:	No, (George), I think one of the advantages to this whole Project Atlantic pipeline is that it leverages everything we have in place today. So we would expect that these engagements some of them look very much like our large enterprise engagements that we currently support today with, you know, customized offering and tons of flexibility and those would — we would on-board single — on-board and support those just like we do with our large enterprise clients today, but I also think as I mentioned in my comments, there’s a real opportunity here to engage with some smaller brands, some start-up type opportunities with a much more standardized offering that is much lower cost for us to deploy out of the box and a lower price point for our client to start off with.

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Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

And then as we support them with that standardized offering, I think it’s a lower cost environment for us and also a higher margin engagement for us as well. And I think it’s important to have this, what we call, quick start solution in place so that we can engage more of these, you know, mid-market type opportunities, get them in our portfolio and then help grow them into a — into a large enterprise type of engagement and do that at a very effective, you know, cost basis and price point.

I also think that those mid-market type engagements, the sales cycle will be shorter, it’ll be a lot less expensive for us to support the sales cycle since we’re not going to do, you know, as much traveling in as many, you know, sort of intensive engagements with the prospect.

So we’re actually pretty excited about what, you know — these mid-market opportunities coming out of the transcosmos pipeline could do to help us on-board, you know, more clients, you know, into our solution.

And then finally, I think that this approach as we’re starting to see competitively some of our competitive, you know, companies offering a mid-market type solution that it would work for prospects even in the U.S. and Europe that are looking for a high-quality, scalable solution, but maybe looking for that at a — at a lower price point with a lower entry price.

So I think there’s application even to our current market.

(George Walsh):	OK. And just an outline on Project Pacific, you said the (inaudible) should be first in Project Atlantic. With Project Pacific, is that something that really — that rolls out more in 2014 into ’15?

And also with that, is that one that’s a bit more capital expenditure to set up since, you know — or are you leveraging the transcosmos infrastructure and is there also some difference in the revenue stream of how you would book revenues on that?

Mike Willoughby:	Right. So there is more capital work for us to do primarily on the technology side as we integrate with, you know, new payment gateways and as we localize the solution appropriately for the Chinese language or Japanese language.

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Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

Infrastructure type investments are going to be minimized because we are leveraging our transcosmos relationship with the facilities that they already have in place. So we’re not expecting to have to deploy our capital for physical infrastructure more really for technology.

The engagement, I think will be, very similarly to our existing engagements, will be revenue based. I do expect that there will be more emphasis on the higher margin activities such as, you know, the digital marketing services and eCommerce technology platform oriented services because the call center fulfillment will be provided on a sub-contract basis by transcosmos for these.

So if anything, I would guess these engagements for us would tend to be higher margin because some of the commodity components will be effectively sort of pass-through for us.

(George Walsh):	OK.

Mike Willoughby:	And then you were right about the timing. We’re working to deploy the solution now. We’re obviously working on generating pipeline opportunities with our current clients and prospects. You would expect 2014 program launches beginning in China.

(George Walsh):	OK. Good. And could I ask you a general question? Just going back to the — you know, the master agreements and kind of the issues between — if we could just do a little bit of a comparison and contrast of, you know, let’s take something like L’Oreal which has seemed to be a very good example of retention and expansion versus some of the customer churn issues that you’ve had.

So as you’ve looked over this, Mike, and you’re — you know, you’re grabbing onto this and running this company, what’s the differences there and what are things, you know — is it the nature of the customer? Is it the nature of the way you’re doing business? Is it maybe your actual size and capacity limits, you know? Why does one seem to work very well and then you might have some where, you know — I know there’s churn in the business, but are there differences there you see and things that you feel to make a difference going forward as you’re leading the company?

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Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

Mike Willoughby:	Sure, great question. So there are elements of churn in the business that are just there as clients change their strategy, you know? We’ve seen situations where a program just doesn’t meet the expectations of the client, so they decide to discontinue it or there’s an acquisition that brings, you know, capacity into the business and they decide to leverage it and those are things that are just outside of our control.

And even if the client is happy and referenceable, we sometimes see those engagements come to an end. But I think there are certainly areas where we actually have control over whether the engagement continues, whether the contract renews and it really boils down to a very simple fact that if we are taking care of our clients, supporting them, meeting their needs and doing it in a cost-effective way, they tend to stay with us, renew their contracts and even expand the relationship.

And the client transitions that we are experiencing in 2013 are largely a direct result of the challenges we had in holiday of 2011 where we didn’t meet our client’s needs, especially some of the larger engagements. And we’ve talked about this on past conference calls and even in our earnings release that we had to make some significant investments and sort of rethink the way that we approach promotional events and holidays so that we would meet our client’s expectations; and we did perform very well last year, and expect to do the same this year.

When we have a happy client and a referenceable client, we would expect them to generally stay with us, renew their contract and give us opportunities for expansion. There are occasionally times, like we have with Carter’s, whereas the business scales to be very large and very successful, that they would have a tendency to look at do they in-source, you know, portions of the operation because they would start to view it as a potential core competency.

I think when we’re doing a really good job for our clients, we do have a defense against that concept, but there is the potential that especially for our clients that has a retail operation in place already, you know, that they would, you know, look to bring a portion in-house.

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Moderator: Garth Russell

08-13-13/11:00 a.m. ET

Confirmation # 20367798

And in those situations, then we look to retain a part of the business if we can like we’ve done with Carter’s. Hopefully, the higher margin, more value-add, you know, services and at that point, you know, it would be more of a partial engagement.

Operator:	There are no further questions at this time. I would now like to turn the floor back over to Mr. Mike Willoughby for any closing comments.

Mike Willoughby:	Great. Once again, appreciate you all for joining us. Look forward to the next conference call. We’ll bring you additional details on our transcosmos relationship; hopefully talk about some of these new client launches by name. Certainly we’ll update the quarter 3 results and we’ll give a holiday outlook and what plans we have for supporting our clients then.

Look forward to talking to you then. Thank you.

Operator:	Thank you. That concludes today’s conference. You may now disconnect.

END